Final Transcript
Oct 28, 2010 / 09:00PM GMT, PWAV - Q3 2010 Powerwave Technologies Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q3 2010 Powerwave Technologies Earnings Conference Call Event Date/Time: Oct 28, 2010 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies, Inc. - VP & Treasurer

 Kevin Michaels
 Powerwave Technologies, Inc. - CFO

 Ron Buschur
 Powerwave Technologies, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

 Bill Choi
 Jefferies - Analyst

 Scott Searle
 Merriman Capital - Analyst

 David Marsh
 Odion Capital - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the third-quarter Powerwave Technologies earnings conference call. My name is Jennifer and I'll be your operator for today. At this time, all participants are in listen-only mode, and later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Tom Spate, Vice President and treasurer, please proceed.

 Tom Spaeth - Powerwave Technologies, Inc. - VP & Treasurer

 Thank you. Good afternoon, and welcome to Powerwave Technologies third-quarter 2010 financial results conference call. I am Tom Spaeth, Powerwave's treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates; the split between operator and OEM sales; operating margins; gross profit margins; earnings per share levels; cash flow projections; revenue composition; supply chain constraints and shortages; manufacturing levels; improvements in cost structure; cost savings related to our facility consolidations; future cost savings related to our cost reduction activities; demand levels for the Company's product lines; projected growth and market share; trends in the wireless infrastructure market; the timing of product deliveries and future orders; the Company's ability to enter into and compete in vertical markets for its products, such as government and defense markets; common stock prices; debt purchases; the success of new products; expense levels; capital expenditure rates; inventory turns; tax rates; and day sales outstanding, are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders; our ability to obtain material components within expected lead times; realize anticipated cost savings and synergies; the negative impact on demand for our products due to the macroeconomic environment; reduced demand due to industry consolidation among our major customers; fluctuations in foreign currencies; the ability to accurately forecast cash flows and credit collections; the ability to enter into new markets for our products and solutions; the impact of competitive products and pricing; economic and political conditions; and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's current Form 10-K/A for the fiscal year ended January 3, 2010, our Form 10-Q for the quarter ended July 4, 2010, and other filings, which are on file with the Securities and Exchange Commission for additional information on factors, which could cause our actual results to be different from those projected or implied.

In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 Thank you, Tom, and good afternoon, everyone. With all these risk factors in mind I'd like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the third quarter of 2010 were $156.8 million, and we reported GAAP net income of $7.9 million, which equates to fully-diluted earnings per share of $0.05. This includes $1.5 million of restructuring and impairment charges and $800,000 of non-cash debt discount amortization expense related to certain of our outstanding convertible notes. These charges and amortization totaled approximately $2.3 million for the third quarter. On a pro forma basis, excluding the restructuring impairment charges and the debt discount amortization charges, we generated pro forma net income of $9.8 million, which relates to earnings of $0.06 per share. I want to note that included in both our GAAP and pro forma results is the impact of approximately $700,000 of pre-tax stock-based compensation expense, almost all of which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.005 to EPS for both GAAP and pro forma results. The prior-year impact was $0.01 to EPS for both GAAP and pro forma.

On a geographic basis, the North American market demonstrated the expected growth and demand during the quarter, as our total Americas revenues for the third quarter of 2010 was approximately $71.5 million, or 46% of revenue. Our total Asia-Pacific sales were approximately $33.7 million, or 21% of revenue, and total European and other international revenues were $51.6 million, or approximately 33% of revenue. In the third quarter, antenna system products sales group totaled $76 million, or 48% of total revenue. Base station substation sales totaled $64 million, or 41% of revenue, and coverage solution sales totaled $16.8 million, or 11% of revenue. Our total 3G-related sales were approximately $77.1, million or 49% of our total revenue. Our 2G and 2.5G-related sales were approximately $62.3 million, or 40% of revenue, and our 4G sales, which includes LTV and WiMAX were $17.4 million, or 11% of revenue. In terms of our customer profile for the third quarter, total OEM sales account for approximately 32% of total revenue and direct and operator sales accounted for approximately 68%. This continues our trend of increasing the direct portion of our sales as a percentage of our business. We expect that in the near term, we will continue to fluctuate in approximately a 60/40 split of direct versus OEM sales.

Moving on to gross margins on a GAAP basis our total consolidated gross margin was 29.4% in the third quarter, which is an improvement over the last quarter, as well as an increase of almost 350-basis points from the first quarter of this year. In our press release on page three, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges, which totaled $1.2 million, our total gross profit margin was 30.1%. We believe that our strong gross margins are a continued demonstration of the success of our business strategy of the last three years, which include our extensive manufacturing, restructuring efforts and cost-control activities, as well as our focus on targeting higher-margin sales activities within our target markets. While we certainly have more work to do, we are pleased to be operating the higher end of our target gross margin range of the mid to high 20s.

Next, I'll review our operating expenses for the third quarter. Our sales and marketing expenses were $7.3 million, research and development expenses were $15.7 million, and G&A expenses were $11.7 million. Our total operating expenses, including $300,000 of restructuring expenses, were $35 million for the quarter. On a pro forma basis, which excludes restructuring charges, our total operating expenses equaled approximately $34.7 million, which is in line with our $35 million quarterly target for this year.

Now I'd like to take a look at our operating income for the quarter. As many of you know, we have a long-term operating model target of 10% for operating income. During this year, we are extremely proud of the progress that we have made in driving significant improvements in this important metric. For the third quarter, we reached a 7% operating income margin on a GAAP basis, and on a pro forma basis our operating income margin reached 8%. While we have further improvements to deliver, we have made excellent progress on in this metric and we believe that you can now start to see the operating leverage potential in our business model. In terms of other income and expense, we recorded a total of approximately $1 million of other expense in the third quarter of 2010. The largest component of this is our interest expense for the quarter. In addition, the existing 1.875% convertible subordinated note due 2024 incurred approximately $800,000 of non-cash debt discount amortization expense during the quarter, pursuant to FASB accounting standards clarification topic 470-20, which is included in interest expense.

In addition, during the quarter we did recognize a net foreign currency translation gain of approximately $2 million for the quarter, which was primarily due to the weaker dollar. This gain is also included in other expense. On a pro forma basis, excluding the non-cash debt discount amortization for the quarter, our net other expense is $200,000. For the third quarter, our tax rate was approximately 20%. While we continue to evaluate our future tax rate based on our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 20% to 25% for the last quarter of 2010. I want to stress that this estimate will fluctuate based upon our actual results.

Next I'll review our balance sheet. Total cash at October 3, 2010, was approximately $71 million, of which $900,000 is restricted cash. This represents an increase of almost $9 million in cash from the second quarter of 2010. Our cash flow from operations was approximately $8 million for the third quarter, and our total capital spending was approximately $1 million in the quarter. Our net inventory was $55.5 million, which is basically flat from the second quarter of 2010. For the third quarter of 2010, our net inventory represents inventory turns of approximately 7.9 times, which is a significant improvement from the 5.7 times recorded in the first quarter of this year. Our total net accounts receivable was $156.3 million while our AR day sales outstanding increased slightly to 91 days.

Before turning the call over to Ron, I would like to remind our investors that we believe they are best served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. With that in mind, based upon our current forecast for the remainder of this year, we are not changing our fiscal 2010 annual range of $590 million to $620 million, which has been unchanged from the beginning of this year. We do believe that difficult supply chain issues will continue throughout the remainder of this year, which will continue to make the environment somewhat challenging. In terms of the existing analyst consensus view of our fourth-quarter revenues, which I believe is $176 million, we are comfortable with the consensus view. As a final note, we will provide our 2011 guidance when we report our fourth-quarter results.

With that, I'd like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Thank you, Kevin, and good afternoon, everyone. I am very pleased and excited to share with you our improving financial results, as well as the progress we have made in introducing new products and solutions. We remain extremely focused and committed to continue to position Powerwave Technologies as a worldwide leader in supporting the global wireless demands. In terms of the third quarter, our revenues grew by over 8% on a sequential basis, and 13% on a year-over-year basis. For the quarter, our gross margins reached 30%, and our pro forma operating income reached 8%. On an income front, we are proud to be able to show the power and leverage we have built into our operating model. Our GAAP fully-diluted earnings per share were $0.05 while our pro forma earnings per share were $0.06.

We believe that our strong financial performance further verifies the success of our long-term strategies. In particular, the manufacturing consolidation activities have enabled Powerwave to compete on a competitive basis from a low-cost manufacturing structure that has highly flexible and scalable capabilities without compromising our superior quality. Our focus on expense management has positioned the Company to be truly lean and mean, where we can leverage our resources on a global basis. And lastly, our strategic focus on driving our sales toward integrative products and solutions, which provide higher gross margins, have continued to have positive effects this quarter. On the supply chain front, we have seen some improvements, but we continue to experience longer-than-normal lead times for a wide variety of electronic components, and this, we believe, will continue and be the case for the remainder of this year.

Now, looking at the sales, we have continued to see the increase in customer order activities from the second quarter across several of our markets, particularly in the North American marketplace and parts of Eastern Europe. We believe that our focus on diversification and more profitable businesses has us on the right track, as shown on our financial results. But make no mistakes, we still have some work ahead of us to fully achieve the long-term results that we believe are available to us based on our financial model and plans. We need to continue to grow our core wireless business while expanding into additional market segments, such as the government sector, where we can truly create solutions utilizing all of our technology and engineering expertise. With our excellent product portfolio, superior patent portfolio, state-of-the-art facilitates and cost-effective geographic locations, combined with what we believe are the best personnel across all disciplines, is positioning Powerwave for continued success.

I continue to be very excited about the long-term prospects regarding our government business area, which we believe is well focused on delivering mission-critical solutions for wireless networks, which are clearly needed in today's challenging environments. I am proud to announce that we have signed an agreement with a major government integrator to provide them with multiple advanced integrated solutions being trialed over the next two quarters. From a balance sheet perspective, we continue to improve our performance. For the third quarter, we generated $8 million in cash flow from the operations. While our DSOs increase slightly to 91 days, we have also driven further improvements in our inventory turns, increasing them from 5.7 in the first quarter of this year to 7.9 turns in the third quarter.

As I have stated, we have been executing on our restructuring and transformation plans for the Company over the last three years, and I am very pleased and proud of the excellent job the team has done. I want to personally thank them for their focus, confidence and unwavering commitment. We have executed on consolidating and simplifying our manufacturing operations, engineering sites to better utilize resources, decrease our overhead cost, implemented our value solutions strategy and created a lower operating cost structure. The success of these efforts can be seen in our financial results, our products and our product development lead times, as well as our customer mix. At the same time, we continue to invest in key resources; facilities, state-of-the-art equipment, development products and solutions, which will enhance our technological leadership position worldwide. We believe that these efforts, combined with our previous action, will provide the leverage to improve our operating results, as well as help further improve our ability to generate increased cash from our operations.

Now I'm looking at our industry. We believe there continues to be long-term drivers that will create additional demand for our products and solutions. In particular, we believe that the data-driven demand, driven by the rapid increase in smartphones worldwide, will continue to increase and create additional infrastructure spending globally. The desire for IP-based solutions, mobile broadband and interoperability, as well as in-building coverage needs will continue to create opportunities for Powerwave to differentiate and demonstrate our technological leadership position, while we remain committed and determined to improve Powerwave's profitability and performance for the remainder of 2010 and the years beyond,

I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

 (Operator Instructions). Your first question comes from the line of Bill Choi from Jefferies. Please proceed.

 Bill Choi - Jefferies - Analyst

 Okay, thanks, and congratulations on the profitability. Margins are moving up nicely. I'm curious why you're talking about getting more leverage here. You didn't increase the longer-term gross target of mid to high 20%, and it does seem like there were some mix related benefits to gross margin, especially since you had a higher mix of coverage solutions. Do you see that mix changing much, and is 30%-type gross margin sustainable?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 Bill, this is Kevin. I think to start with, we're still comfortable with our model. We're not prepared to change the model yet. Obviously we'll see how we're progressing. We're not giving guidance next year with our current model. Obviously we're operating at the high end of that range. We think there's some opportunity long term, but we're not prepared to change the model yet, so that's that question. In terms of the mix going forward, it should stay around the same percentages. Obviously for the long-term perspective, we see growth opportunity within the coverage solution marketplace, but that is a longer-term opportunity.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 And then the government, Bill -- this is Ron -- we do expect to see some pickup, as we'd indicated, as we get into Q2 of next year.

 Bill Choi - Jefferies - Analyst

 Would you expect that coverage solutions to then, since it's project based, be flattish to down until these new products start contributing in Q2?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 Well, I don't think we're looking to give guidance for next year, so we're going to stay away from that question. There's always be some variability due to the project nature of that business just in the existing markets. But we think from the longer-term perspective, we do think that business should grow some.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 And Bill, the products and solutions that we're offering to the government aren't just focused on in-building or DAS solutions, as well, they're are a broad range of products.

 Bill Choi - Jefferies - Analyst

 Okay. I understand you don't want to talk about next year so much, but in the press release you guys talk about North America's wireless capital spending patterns remaining strong throughout next year. Do you have any sense for how we should be thinking about the traditional seasonality from Q4 to Q1 at this point?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 I think really right now we'll -- we don't have any feedback for what we think this next year's going to be. I think from a general statement, and you're correct, in our press release we do feel that the demand drivers are in place and will continue in place throughout next year. In terms of how a particular quarter or seasonality going to play out, we'll wait and see. As you know, traditionally the first quarter is traditionally down slightly from the fourth quarter, but it's a little early for us to really try to discuss that.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 And I think a lot of it, Bill, depends on, obviously, the implementation and the success of the rollout that a couple of the major operators have in North America here in Q4 to build out those networks.

 Bill Choi - Jefferies - Analyst

 Right. But if you're currently component constrained and the orders keep coming in, don't you have at least some sense at this point more visibility into a Q1 than you would normally have, and any sense for how much the component shortages might have helped you leave on the table, at least for this third quarter?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, I don't think the component constraints have anything to do looking at Q1 and the forecast that our customers have given us. It gives us an indication of what we believe the beginning of Q1 may look like from a revenue perspective, a shortfall that we may or may not be able to deliver in Q4. But your question was really focused more on the customer demand, and that's something that, as we have indicated, we won't know until we exit Q4 if they're successful in their build-out plans.

 Bill Choi - Jefferies - Analyst

 Right. But insofar as the shortages continue, at least whatever the normal seasonality is, it should be better than, that because you keep tracking a part of the business out a little bit, correct?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, that depends on if the other operator customers stay within the range of business that they currently have, and as you know, not all of the operators in North America have a continued build-out plan for next year.

 Bill Choi - Jefferies - Analyst

 Okay, last question. Last quarter, you said $10 million to $15 million impact on revenue due to constraint. Do you have a similar number for this quarter?

 Ron Buschur - Powerwave Technologies, Inc. – President & CEO

 Yes, it's probably around $5 million to $10 million of constraint.

 Bill Choi - Jefferies - Analyst

 Okay, thanks.

Operator

 And your next question comes from the line of Scott Searle from Merriman Capital. Please proceed.

 Scott Searle - Merriman Capital - Analyst

 Good afternoon, guys, nice job on the gross margins. First from a macro standpoint, Kevin and Ron, in terms of maintaining the guidance for the year, $590 million to $620 million, basically existing expectations about $175+ million take into account the lower end of the range. You're talking about component shortages, what are the other swing factors there that would enable you to get to something into the mid point or higher end of that range? What has to happen over the next 60 days to be something north of $590 million, $595 million?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, Scott, first of all, the component shortage, it has alleviated, but the problem is the lead times have not. Lead times are 26 to 28 weeks in some cases, so unless it's been planned in going into the end of Q3 or even midway through Q3, unless it's something that's a common component that we have in inventory or someone else does it's almost impossible to go chase after upside at this point. It's got to be a common component or platform that we may be carrying or our suppliers have. So it's not a lack of desire to chase it, just the fact that those lead times are out 26, 28 weeks.

 Scott Searle - Merriman Capital - Analyst

 Well, Ron, let me follow up maybe a different way, then. So is there any way you could get the higher end of that range? It Sounds like what you're saying is it would really be a mix-driven issue. If certain products are in demand and you can get the component availability You'll be able to service it, but otherwise you would be constrained at the lower end of the range? Is that how to think about that, the $590 million to $620 million?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 That's probably a good way of looking at that, Scott, yes.

 Scott Searle - Merriman Capital - Analyst

 Okay. And on the coverage solution side it was a nice bump-up this quarter, are there any big one time projects in there, and how's the pipeline looking on that front?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, the pipeline looks pretty good on the wireless business. We have a lot of opportunities, a lot of large bids and RFPs that are out. This next quarter we hope to close on a couple of those. There is no real one-time effect that took place. As we talked about, it's a cyclical business, but we think we've been pretty successful here this last quarter in a couple of avenues, and we hope as we focus more and more of these new products and solutions that we have developed for this segment, we start seeing some of the success of that investment. Obviously there's several large operators here in North America that are talking about an inside-out strategy for their wireless coverage, understanding the need for outdoor coverage, but certainly the desire to have the in-building and DAS coverage and venues covered to provide the end customer with the ultimate coverage and service they're looking for and that opens up many opportunities for us.

 Scott Searle - Merriman Capital - Analyst

 Okay, Ron, and also to follow up on your comments on the vertical side, the government opportunity, timing in terms of getting past some of the trial activity, could you provide more color in terms of the potential magnitude of the opportunity post-conclusion of the trial, what's going to constitute success and maybe -- I don't if you can put dollars around it, but help us understand the financial profile of the business, higher gross margins, et cetera?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, I can certainly tell you that the trials in that area take anywhere from three to four months depending on how successful and how in depth you go on those trials. You're correct, these solution sets are not products, so we end up with a little better margin mix. It's still a competitive marketplace, and obviously, with the spending cuts that are taking place, and some of the budget cuts within the military and the government it's not like you're going to command 60% gross margins with these products. But we certainly believe the solutions and products will have a better margin than our current base business. And as far as the size of it really depends on the success of multiple trials associated with that. But I think it would certainly be a meaningful win for us as we exit, let's say Q1, Q2 if we're successful on this to where it would make a nice contribution to our top line and certainly help our bottom-line results. And I really don't want to speculate on the amount at this point, but you know the magnitude of some of these large government contracts.

 Scott Searle - Merriman Capital - Analyst

 And just, Kevin, 10% customers in the quarter, you mentioned Nokia but did any operator customers fit into that category?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 We had a couple of operator reseller customers that -- one in Eastern Europe and one here in North America, so we're seeing that.

Scott Searle - Merriman Capital - Analyst

And lastly, Ron, if you could just provide a little color in terms of the remote radio head opportunity. What the design and interest levels look like, both from an OEM standpoint and an operator standpoint and when you might have some better visibility into that, maybe beyond WiMAX? Thanks.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, Scott, we're certainly seeing some success on LTE today. A lot of our remote radio head activities are focused and are being developed around LTE technologies. We're currently deploying some products that are LTE capable in a network abroad, as well as a network here in North America. We still see a real desire from the operators to have a remote radio head concept in their network. We've see an OEM customer who has been a strong customer of ours continue to deploy the WiMAX version, as well as the LTE version that will go into a network here in North America, so we're really focused and pleased with the results around our LTE remote radio head, as well as our WiMAX remote radio heads. And then as we exit this year and we start in Q1 I think you'll hear some new exciting new product releases and some opportunities for some of our newer technology to be showcased there in Barcelona, and we'll certainly share with you the results in Q1 of those trials and activities that are underway.

 Scott Searle - Merriman Capital - Analyst

 Hey, Ron, as you're getting more actual deployments now, what does the dollar content end up looking like in a remote radio head configuration versus traditionally what you would get in a typical operator deployment?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, I guess that's a little bit difficult to really answer, and the reason being if the network operator is not replacing, let's say, some of its antennas, and they have an LTE type of network already built out, and we're just filling in some of the holes or we're providing the coverage with a remote radio head in that scenario, it obviously won't be as large of a deployment from a revenue perspective and a dollar perspective for Powerwave as it would be if we're offering the multi-carrier amplifiers, the tower-mounted amplifiers, as well as the antennas and some RF conditioning components. But when you look at it from an overall business perspective, we're very pleased with the overall profitability of that solution set as a remote radio head as a standalone in comparison with the margins associated with the individual products.

 Scott Searle - Merriman Capital - Analyst

 Great, thank you.

Operator

 (Operator Instructions). Your next question comes from the line of David Marsh from Odeon capital. Please proceed.

 David Marsh - Odeon Capital - Analyst

 Thank you. Could you guys talk about depreciation and amortization for the quarter -- expense for the quarter?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 Yes. It's roughly the same as the last quarter, roughly about the same. No real change there, so I think it's about $5.5 million.

 David Marsh - Odeon Capital - Analyst

 Okay. And did you guys have any inventory obsolescence charge in the current quarter?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 I don't -- nothing -- we always have some, but nothing that would be material that we'd break out.

 David Marsh - Odeon Capital - Analyst

 Okay, great. And I guess North America is obviously picking up, everybody's pretty well aware of what's going on here. The one question I would want to focus on is more rest of the world. Could you talk about what's going on in the more developing economies, specifically India, Far East, Asia was obviously a little bit weaker. Could you just talk about what you're seeing in terms of activity from the carriers over there and what the prospects are as we roll forward into the next calendar year?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, we look at India, as an example, we're finally seeing some activities there that are positive with the release of some of the awards of the 3G licensing, so we're happy with that. Eastern Europe seems to be pretty strong. We're seeing even parts of Europe picking up slightly. And when I look at the overall APAC region, I guess I don't really -- we haven't seen a big impact overall to the sales that we had there. In fact, if I look at that, I would say we're down a little bit, but most of that was associated with the delays within India, and the 3G licensing. And then obviously there was some slowdown that we had seen in China on a couple of their deployments, as well, China Unicom. But otherwise, the regions outside of North America in some cases are starting to pick up, which is a positive sign.

 David Marsh - Odeon Capital - Analyst

 Right, right, absolutely. Specifically in China, are you seeing any up tick in activity at this point? Are you -- could you assess from your standpoint, your share position, your competitive share position versus the other competitors in that region, in particular?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, since our competitors haven't announced their results, and I guess they're not going to, it's pretty hard for us, really, to determine the share (LAUGHTER) right now in those spaces. But I think it is safe to say that China this last quarter for everyone has been slow and looking at share I think we're pretty happy with the push-pull model that we have through the OEMs, as well as with some of the operators direct, and I don't think that we would be misleading anyone by saying that we certainly have either held our own or maybe even picked up a little bit in parts of Asia, and a that's not just China. There's other parts of Asia that are deploying, as well, right now.

 David Marsh - Odeon Capital - Analyst

 Right. So to what you alluded to there with regard to the competitors, could you talk about your perspective on how the compe -- some of the other competitors going into other organizations affects your outlook in terms of your ability to compete for business. Do you think it enhances or in any way hinders your competitiveness in the overall marketplace?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, I think that one thing we would certainly all agree, I can't certainly blame the people -- the management team at CommScope for thinking that they're undervalued. I can certainly tell you we're very much undervalued, and we have a quality product and our capability to compete globally is very good. And I understand their concern around stock price and the value associated with their company. We feel the same holds true for us. Now looking at the competitive landscape, does that make them more attractive or sexy as you had indicated? I don't believe that to be the case at all. I think what people are looking at right now is the ability to deliver the right products and solutions into the marketplace and deliver those products on a timely manner.

It's unfortunate that the economic downturn had such an impact on our supply chain and the capabilities within that supply chain, because at this point, I think the whole industry would have certainly benefited from the fact that we have some pretty phenomenal growth that's taking place here in this wireless sector, and I think we would have all been in a better position had we been a little bit mature as an industry in forecasting demand in the previous year and maybe been a little more rational.

So we think that we're well positioned competitively. I think that we've demonstrated to many of our customers that we can certainly go through very difficult times as a Company and as an organization. We've demonstrated that to our customers over the last few years. Our competitors there for awhile were trying to tell our customers we may not be around, and I think we've alleviated those concerns by our current position from an operating perspective and our financial model and we're not sitting back on our laurels. We're being very aggressive. We still know that there's leverage left in this model and we know that we can deliver more up-side in our current strategy.

 David Marsh - Odeon Capital - Analyst

 Well, it sounds good. Very good results in the quarter and best of luck going forward.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Thank you, Dave.

Operator

 And your next question comes from the line of Amir Rozwadowski from Barclays Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much and good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Hi, Amir.

 Amir Rozwadowski - Barclays Capital - Analyst

 Ron, you talked a bit about the supply constraint issue, and it seems as though you folks are still being hindered from a supply constraint standpoint. Any visibility in terms of when you think this could ease? It seems like it's held back some of the growth in the marketplace.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, it has, Amir. The issue isn't really so much -- I guess it is a constraint but it's more the lead times associated with it. There is capability supply in the marketplace. The problem is we don't have the upside capability that we all had built into our plans, let's say, a few years ago, because capacity has been taken out of the marketplace. So there's not a lot of excess capacity there for component suppliers to ramp up to meet upside or demand that may drop in within the quarter, or that drops in even within a quarter and a half, because at 26 to 28 week lead time, you have a very challenging time to forecast next quarter's business when you really had to do that a quarter-and-a-half ago. So it's more of the lead time associated with it than the true supply. And I think do think -- we look at it, and we talk to some of our suppliers, and you listen to some of the larger manufacturers, whether it's semiconductor manufacturers or other components, and everyone seems to believe that we'll see some relief here in Q1 and I think part of that's from the standpoint they're bringing some supply -- or some idle capacity back in, which will create some supply.

And the other piece is they think that we have seen a bit of a slowdown, and they have in the automotive industry and the growth associated in that industry. So we'll see as we get into Q1, but we're sitting here looking at it, and we're hoping that, based on what we see today, we see positive trends and we hope by Q1 we can alleviate the concern around the supply constraints and focus on fulfilling this demand because it's a healthy marketplace right now and let's take advantage of this opportunity as we have it.

 Amir Rozwadowski - Barclays Capital - Analyst

 That's helpful, Ron. In fact, I may switch gears here a little bit in terms of your margin structure. It seems as though we've seen steady improvement from a gross margin perspective, and you folks have been able to hold your OpEx pretty steady through the year. If we think about the sustainability there, both from a gross margin perspective and as sort of you mentioned, healthy growth returns to the top line, how do you think your abilities are in terms of maintaining that margin structure and perhaps driving additional leverage to the bottom line?

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Well, I'll take the first part around the operating expenses and then Kevin will follow on. I know he's got some comments on the margins. If you look at the operating expense, I think as we had started this quarter that we felt as though we could reduce our operating expenses down to a level that we could sustain around $200 million of sales without adding any increase in our operating expenses, and that excluded commissions associated with sales. So if you look at that, I think you can see from your model we can clearly maintain our expense levels, and we believe that as we bring in some other businesses, in fact, we may be able to benefit from some synergies associated with those businesses to where we can maybe even expand a little farther behind -- beyond $200 million.

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 Sure. And coupled on that, just add into that, I think -- the (inaudible) answer is yes, we feel we have a lot of leverage on the operating expense model. And for the longer-term perspective, obviously as the revenue base grows, there's some additional dollars there. And I think as Ron mentioned, also, as we expand into some of the other sectors that we're -- the vertical markets, like the government markets and stuff, once that expands and gets some revenue transaction then there'll probably be some more investment there. But still you're looking at an operating expense number that's only fluctuates a couple million dollars. So I think we have a structure that has a lot of leverage in it.

From a gross margin perspective, we feel pretty confident that we can stay around the same range as we are, plus or minus a point, but we're pretty comfortable here. Long term we've still got work to do to really set up targets from a long-term perspective, but we're pretty comfortable at the top end of our traditional range that we can maintain the level in the near term easily.

 Amir Rozwadowski - Barclays Capital - Analyst

 In terms of your operating margins, right now obviously we've seen some pretty strong improvement, almost a couple hundred basis points away from hitting a 10% operating margin target. Are you comfortable yet in terms of what a longer-term operating model could look like?

 Kevin Michaels - Powerwave Technologies, Inc. - CFO

 From our perspective we want to get the 10% and get that stable, and we think that's doable here over the near term. And we think with -- as we look at the model -- and part of the thing, as you know we've been focusing on is really higher-margin opportunities. So you've seen some of our OEM business go down, but you've have seen our operating business go up and you've seen our margins improve. So we're really looking at how we can further drive -- as Ron talked about our solution sale that we believe adds more -- gets us more value for the solution and the capabilities that we have. So we do think that longer term, yes, there's this opportunity to target a higher operating margin, but right now we just want to take it one step at a time. We want to get to 10% and maintain 10% and we're not there yet, so that's our near-term focus and we want to stay focused on that.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 And I think if we -- we have a plan and we certainly know the strategy that we have deployed will allow us to get to around the 10% operating model. If you look at what we've done and we've been able to demonstrate now, if you go back you'll see at least four quarters of growth around our gross margins. You can see we've reduced our operating expenses and we've been able to hold them flat. We continue to invest in research and development. We're the technology leader, we're going to continue that leadership position. We haven't wavered from our ability to deliver quality solutions that have very high reliability associated with that, and we're going to continue that strategy. And I think with that we'll have some pretty favorable results that we'll be able to continue to demonstrate to Wall Street and our shareholders and get the returns we're all looking forward to and that we've worked so hard over the last few years of this consolidation strategy of the acquisitions that we have done that positioned us to be that leader.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great, thank you very much for the additional color.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 Thank you, Amir.

Operator

 There are no further questions at this time. I will now turn the call over to Mr. Buschur for closing remarks.

 Ron Buschur - Powerwave Technologies, Inc. - President & CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave technologies. We look forward to sharing our results for the fourth quarter of 2010.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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